 EXHIBIT 99.1

March 31, 2009

Dear Shareholders,

I want to start by acknowledging the loyalty and courage of our dedicated investor base. These tough economic times have made even the boldest investor question his or her investment strategy, and we’re gratified that after such soul-searching, so many of you still realize that Voyant is onto a business model with huge potential: finding undervalued technologies and repurposing them for growth opportunities, both from within our large intellectual property portfolio and, when appropriate, from outside sources.

We believe that the digital content value chain contains a host of opportunities, and we further believe that we are well-positioned to capitalize on several of them.  We have three current business units, and we are constantly scouring for new opportunities.  We are the creators or heirs to an intellectual property and know-how portfolio that has had over $300 million of prior investment, and we have a dedicated team of industry experts on our management team.

Having said that, I would be remiss if I did not acknowledge that our stock price has been depressed in recent months.  We’ve always said that we believe our stock to be somewhat decoupled from the overall market.  Some days we swing up when the market swings down, and vice versa.  However, we are not immune from the macroeconomic conditions around us, and I believe we see some of that effect now.

These are challenging times in the global economy, and Voyant is shouldering its share of those challenges.  In particular, the near-closure of the capital markets has constrained our ability to progress as fast as we’d like.  In particular, we’d hoped by now to have invested more cash resources into each of our businesses.  Fortunately, we have strong customer interest sustaining all three business units, including a $2 million order for our first-generation white space radios, a first-rate partner (Harris) and Tier-1 airline interest in VAB, and revenues from our various RocketStream products.

Normally around this time, we host a quarterly conference call.  I’ve decided to postpone that for the time being and instead write you this letter.  Things are moving so rapidly at Voyant, especially in regard to our financing situation, that information in any sort of conference call would be quickly out of date.  In the format of this letter, I am better able to update you quickly by simply posting a new letter as events dictate.

In the spirit of the best possible communications with our current and potential future shareholders, we have retained a new Investor Relations firm: Parallel Marketing Services.  The team at Parallel has already begun a new campaign of investor outreach, and you can expect to hear more from them in the near future.  I’m excited to have them onboard, and we’re looking forward to getting the word out about Voyant to an even larger community of potential investors.

Some of you have asked when we will file our annual SEC Form 10K for 2008.  We expect to complete that later this week, which is slightly later than usual, but well within the extension period allotted by the SEC.

Let me now turn to an update on the state of Voyant’s finances.  As those of you who read our SEC filings are aware, our cash situation is relatively tight.  However, we have been able to not only bring in some new cash to sustain our operations, but we are also nearing completion of a further extension of our existing debt – thanks to our very supportive lender, who truly believes in the success of this company.  Our investor is a seasoned professional who recognizes the quality and potential of Voyant, and continues to show a strong commitment to our success.  Our key investors believe, as I do, that Voyant is a great bet.

With this extension of our debt, we are able to increase our focus on finding proper financing to allow Voyant to fulfill its potential. We have now embarked on a multi-pronged approach to securing long-term, stable financing for Voyant. This approach includes targeting the venture capital (VC) marketplace. VC financing is a bit unusual for a public company like Voyant. However, we believe that in today’s economic climate, where VCs are experiencing difficulty in monetizing their traditional ventures through IPOs or M&A, several of these firms are re-examining their modes of investment. In particular, Voyant now represents an attractive new opportunity for VCs to make bets on our compelling new technology propositions, while achieving a level of liquidity that is otherwise not available to them.  We could be just one significant milestone away from seeing our stock appropriately valued, and such a breakthrough opportunity is exactly the type of return that the VCs actively seek. Given that the IPO window is largely closed, Voyant’s business model could still provide VC investors (and the rest of us) with a result somewhat like an IPO by taking advantage of the fact that we are already public.

From our own perspective, we believe the VC community can provide Voyant with the sort of long-term financial resources we seek at this time. With such financial stability, we believe that Voyant will be able to accelerate the accomplishment of meaningful business milestones, both with our existing businesses and with new opportunities. Because we are a public company, we expect that the market would reward us for those accomplishments.

Because it may take a bit of time for the VC community to fully understand the benefits of an investment in Voyant and to complete their due diligence, we require some short-term funding in the interim. We have engaged a boutique investment banking firm, Ascendiant Capital Group, LLC, to help us through this period. We believe they have the right combination of expertise and relationships to help us with this interim funding.

The bottom line is that financial stability is crucial in order for Voyant to continue to make progress in our businesses. The recent lack of such stability has cost us valuable time and money, and we are attempting to do everything possible to overcome these hurdles.

Meanwhile, we do continue to find ways to make meaningful progress on our businesses.  Just as importantly, while we recently chose to walk away from a deal we had been pursuing when circumstances dictated a change in strategy. Our deal flow pipeline is robust and is perhaps even aided by the downturn in the tech sector around us. We are in active discussions on several other potential deals that appear to hold the prospect for immediate, significant positive impact on Voyant’s business and near-term revenue.

As far as our individual business units go, let me give you a brief snapshot of each:

Voyant Aviation Broadband (VAB) has been active, both on the customer (airline) front and on the business development front.  We continue to explore deeper business synergies with our partner Harris Corporation, and some of the deeper cooperation we are discussing may involve going after some U.S. government business.  We are also in talks with a major European airline, both as a potential customer and as a partner for the VAB service.

What makes Voyant so attractive to these partners and customers is the high bandwidth rates that our solution promises for the aircraft.  While other early solutions offer narrowband rates, only Voyant is offering up to 35 Mbps to each aircraft.  If you consider the increases in bandwidth consumption through the Internet today, you’ll realize that narrowband solutions just won’t scale.  That’s why Voyant offer true broadband.

We’re attending this week’s Aircraft Interiors Expo Europe, which is the largest tradeshow in Europe for this industry.  In order to conserve our cash, we are not operating a booth, but we are instead focusing on productive meetings with the airlines and prospective partners.  Given that we’ve already met with most of the major airlines in Europe, most of these people already know who we are.

While we are accomplishing a lot, VAB is one area where additional capital would really help accelerate our plans. We have a superior in-flight connectivity solution, but we will require significant capital to achieve the progress we must make, including ground network installations, further flight demonstrations, regulatory approvals, and accelerated engineering development. By establishing together the right combination of partners and investors, we feel that this business shows enormous potential for a home-run-style return.

Our white space radio (WSR) team is busy constructing more radios for our lead customer, as well as responding to requests for quotations (RFQs) from potential follow-on customers.  Most recently, we responded to an RFQ for a public safety deployment in a major American city.  The potential applications for WSRs really are extremely varied, and that’s part of the reason why we think the potential for this business unit is so enormous.

This is a very, very exciting time is the WSR field.  The industry is buzzing about the transition from analog to digital TV, and that essentially gives us free advertising.  I don’t think we could have picked a better time to get into this field.  With our early entry into this market, we’re riding the crest of what could be an enormous new wave in the wireless industry.

We are keeping a close eye on several emerging opportunities here and focusing on those avenues that offer us a rapid path to a return. There is a host of novel, emerging applications for WSR technologies and products.  These include video surveillance, alternative Internet access, telecom and cellular infrastructure, industrial networks, Smart Grid, and many, many more.

Not to be outdone, the RocketStream team has been busy with both the RocketStream and the RocketConnect products.

We have just issued a new release (1.5) of the RocketStream product.  This release supports Windows, Macintosh, and also Linux operating systems.  We are also about to release a beta version of a RocketStream software develop kit (SDK), which is another major milestone in RocketStream’s development. A RocketStream SDK will make it easy for third-party software and hardware manufacturers to embed RocketStream directly into their products.  Whereas before, such embedding was a case-by-case manual business development process on our end, we are now streamlining this process.  As some of you may remember, embedding RocketStream in other applications and products is really the big play here.

You may have also seen our recent news that we have some great new talent on the RocketStream sales side.  Randy Hagin has joined us as RocketStream’s senior vice president of sales, and he’s hit the ground running.  Randy has implemented a three-pronged sales strategy, consisting of online, direct, and channel sales.  We believe that this approach will allow us to best serve both recurring RocketStream customers and new customers, who may just be learning about our data transfer acceleration solutions. We are already seeing early fruits of his labors, and we look forward to seeing more great things in the future.

The RocketStream suite represents a powerful, but fairly low-cost, solution for enterprises that need to overcome serious IT challenges arising from high-latency Internet pipes.  Although many of these enterprises face are facing cutbacks in their IT budgets, we find that this situation can actually work to our advantage.  IT managers are being asked to do more, but to do it with fewer dollars.  Since RocketStream solves crucial IT problems at about one tenth the cost of competing hardware solutions and takes only a fraction of the time to install, business customers are finding RocketStream to be a very simple and compelling return on investment.  In these budget-constraint times, that’s a huge benefit for us, as compared to our competition.

The RocketConnect product, which is a last-mile Internet access accelerator, is proving to open many very important doors for us.  This is a product that will directly benefit consumers, but we will sell this to the telcos and ISPs that count these consumers as subscribers.  RocketConnect will help the telcos minimize infrastructure costs, while giving their customers a far better Internet experience.  Consequently, RocketConnect represents a huge, big-league Internet software infrastructure play for Voyant, and we intend to capitalize on this opportunity quickly.  In fact, RocketConnect is now being evaluated by telecom service providers in the U.S., Europe, and Asia.

Finally, I wanted to touch upon the seat that Voyant has been offered on the National Advisory Council of an organization called Connected Nation.  I think our participation in this organization is a real feather in our cap. We hope to leverage some of those relationships, not only for RocketStream, but for our wireless WSR business as well.

Connected Nation is an organization that is dedicated to increasing the availability and use of broadband throughout America, particularly in underserved areas.  Jay Elliot will serve as Voyant’s representative to this organization, joining other major industry companies, such as Dell, Microsoft, Verizon, AT&T, Cisco, and influential industry groups, such as CTIA, NCTA, TIA, and the Communications Workers of America.

I view Voyant’s invitation to participate in this organization as a recognition of our vast potential to contribute in a major way to America’s broadband infrastructure.  I expect that, while we seek to benefit Connected Nation and the country through our insights and participation in the organization’s activities, Voyant will also benefit from the access to key industry and government players that this organization brings.  Jay has done a fantastic job in connecting Voyant with the right key players, be it with partners, customers, or government.

You can see how fast things are moving at Voyant.  We are making tremendous progress, using very little cash.  All three business units are progressing, our deal flow is very strong, and our funding situation, while not ideal, continues to allow us to do the things we need to do.  Despite the challenges in the capital markets, we continue to be resourceful and have repeatedly looked out for our shareholders’ interests.  I expect that to continue unabated.

Again, let me thank our loyal shareholders, and assure you that we are working diligently for our mutual success.  I know that the economic times are tough out there and that we have not fully satisfied you with all of our results. Rest assured that I am not satisfied either. We have extremely high expectations of ourselves, our company, and our management team. The team and I are committed to making every effort to ensure that Voyant achieves the success that the company and its shareholders deserve.

Management’s interests are well aligned with our shareholders, and we’re seeing progress in our businesses every single day.  I look forward to accelerating this progress even more.

Sincerely,

/s/ Dana Waldman

Dana Waldman

CEO

In this letter, we make forward-looking statements about our future expectations, plans and prospects. There is a risk that the actual results we achieve will differ from those forward-looking statements. To better understand these risks and the reasons that our results may differ from our statements, please read the “Forward Looking Statements Note” on the Investor page of our website (www.voyant.net) and our filings with the Securities Exchange Commission, especially Forms 10K and 10Q.